Exhibit 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-126551 and No. 333-151903) and the registration statements on Form S-3 (No. 333-117022, No. 333-127857, No. 333-133824, No. 333-159376, No. 333-164177, No. 333-165691 and No. 333-174203) of our report dated March 16, 2011, with respect to our audits of the financial statements of SynthRx, Inc. as of December 31, 2010 and 2009 and for the years then ended and for the period from inception (January 12, 2004) through December 31, 2010, included in Amendment No. 1 to the Current Report on Form 8-K of ADVENTRX Pharmaceuticals, Inc. filed with the Securities and Exchange Commission.
/s/ J.H. Cohn LLP
San Diego, California
June 1, 2011